Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

                QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
                             AND NET INCOME GROWTH

CONSHOHOCKEN,   Pa.,  April  29   /PRNewswire-FirstCall/   --  Quaker   Chemical
Corporation (NYSE: KWR) today announced record quarterly sales of $98.1 million and net income growth of 7% for the first quarter ended March 31, 2004.

First Quarter 2004 Summary
--------------------------

Net income for the first quarter increased 7% to $3.3 million versus $3.1 million for the first quarter of 2003. Consistent with previous guidance, earnings per diluted share were $0.33 in the first quarters of both 2004 and 2003.

Net sales for the first quarter of 2004 were a record $98.1 million, up 34% from $73.3 million for the first quarter of 2003. Foreign exchange rate translation, the Company's 2003 acquisitions and the Company's recently awarded chemical management services (CMS) contracts favorably impacted net sales by $6.5 million, $5.5 million and $10.1 million, respectively. The remaining net sales increase of approximately 4% is primarily due to double- digit growth in the Asia/Pacific and South American regions.

Gross margin as a percentage of sales declined from 38.7% for the first quarter of 2003 to 33.1% for the first quarter of 2004. As previously disclosed, the Company's new CMS contracts have caused different relationships between margins and revenue than in the past. At the majority of current CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third party product purchases. The negative impact to gross margin for the first quarter related to the new CMS contracts is approximately 5 percentage points. The remaining decline in gross margin as a percentage of sales is due to increased raw material costs, as well as product and regional sales mix.

Selling, general and administrative expenses for the quarter increased $3.9 million compared to the first quarter of 2003. Foreign exchange rate translation and the Company's 2003 acquisitions accounted for approximately 60% of the increase over the prior year. The majority of the remaining increase was primarily due to higher expenses associated with the Company's ERP implementation, Sarbanes-Oxley compliance, as well as inflationary increases.

The increase in other income reflects a priority-return distribution from the Company's real estate joint venture in the first quarter of 2004 and foreign exchange gains in the first quarter of 2004 versus losses in the first quarter of 2003. The increase in net interest expense is primarily due to higher debt balances outstanding during the first quarter of 2004 versus the prior year.


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                          Quaker Chemical Corporation
      One Quaker Park, 901 Hector Street, Conshohocken, PA 19428-0809 USA
                               www.quakerchem.com
                         T 610.832.4000 F 610.832.8682

Balance Sheet and Cash Flow Items
---------------------------------

The Company's debt-to-total capital ratio remains strong at 37% at the end of the first quarter of 2004 compared to 34% at the end of 2003. The higher accounts receivable and inventory at the end of the first quarter are primarily due to the Company's new CMS contracts and increased sales volume. In the first quarter of 2004, capital expenditures were $2.3 million, primarily related to the Company's U.S. lab renovation and global ERP implementation.

Outlook
-------

Ronald J. Naples, Chairman and Chief Executive Officer, commented, "The first quarter results were consistent with our expectations. We are seeing signs of an improving global economy with sequential quarterly growth in all four regions and especially high growth in the South American and Asia/Pacific markets. However, partially offsetting the positive impact of this growth is the continuation of high raw material costs as well as higher expenses that are primarily a result of higher pension, insurance, Sarbanes-Oxley compliance and ERP implementation expenses."

Mr. Naples continued, "Our view of the world really hasn't changed from our last guidance. We expect 2004 to be a strong revenue growth year in all business segments and in all regions due to our business initiatives as well as an improvement in the global economy. However, we also continue to expect to be negatively impacted by high crude oil prices as well as the higher SG&A costs related to the items above and the restoration of performance-based incentive compensation. Our 2004 outlook continues to be for a slight improvement in year-over-year earnings. For the second quarter, we expect earnings to be similar to 2003, and we are moving ahead with important business initiatives. The recent increase of our dividend, the 32nd consecutive year of annual dividend increases to shareholders, is a tangible sign of our confidence in the prospects of the Company and our commitment to delivering value for our shareholders."

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

As previously announced, Quaker Chemical's investor conference call to discuss first quarter results is scheduled for April 30, 2004 at 2:30 p.m. (ET). Access the conference by calling 800-922-0755 or visit Quaker's Web site at www.quakerchem.com for a live webcast.


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

                          Quaker Chemical Corporation
                          ---------------------------
                   Condensed Consolidated Statement of Income
                   ------------------------------------------
         (Dollars in thousands, except per share data and share amounts)
         ---------------------------------------------------------------


                                                          (Unaudited)
                                                  ----------------------------

                                                  Three Months ended March 31,
                                                  ----------------------------
                                                     2004              2003
                                                  ----------        ----------

Net sales                                         $  98,131         $  73,337

Cost of goods sold                                   65,676            44,971
                                                  ----------        ----------

Gross margin                                         32,455            28,366
   %                                                  33.1%             38.7%

Selling, general and administrative                  26,598            22,685
                                                  ----------        ----------

Operating income                                      5,857             5,681
  %                                                    6.0%              7.7%

Other income, net                                       559                88
Interest expense, net                                  (315)             (139)
                                                  ----------        ----------
Income before taxes                                   6,101             5,630

Taxes on income                                       1,922             1,858
                                                  ----------        ----------
                                                      4,179             3,772

Equity in net income of associated companies            149                86
Minority interest in net income of subsidiaries      (1,019)             (751)
                                                  ----------        ----------

Net income                                        $   3,309         $   3,107
                                                  ==========        ==========
   %                                                   3.4%              4.2%

Per share data:
---------------
    Net income - basic                                $0.35             $0.34
    Net income - diluted                              $0.33             $0.33

Shares Outstanding:
-------------------
    Basic                                         9,570,664         9,270,775
    Diluted                                       9,977,713         9,508,593


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

                           Quaker Chemical Corporation
                           ---------------------------
                      Condensed Consolidated Balance Sheet
                      ------------------------------------
            (Dollars in thousands, except par value and share amounts)
            ----------------------------------------------------------

                                                         (Unaudited)
                                                 ----------------------------

                                                  March 31,       December 31,
                                                    2004              2003
                                                 ----------       -----------
ASSETS

Current assets
   Cash and cash equivalents                     $  22,894        $  21,915
   Accounts receivable, net                         82,063           78,121
   Inventories, net                                 33,969           32,211
   Prepaid expenses and other current assets        14,065           11,277
                                                 ----------       -----------
      Total current assets                         152,991          143,524

Property, plant, and equipment, net                137,402          136,448
   Less accumulated depreciation                    75,187           74,057
                                                 ----------       -----------
      Net property, plant and equipment             62,215           62,391
Goodwill                                            33,309           33,301
Other intangible assets, net                         9,299            9,616
Investments in associated companies                  5,937            6,005
Deferred income taxes                               12,875           12,846
Other assets                                        19,525           19,664
                                                 ----------       -----------
      Total assets                               $ 296,151        $ 287,347
                                                 ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Short-term borrowings and current
    portion of long-term debt                    $  50,614        $  42,992
   Accounts and other payables                      41,439           41,259
   Accrued compensation                              6,385            6,816
   Other current liabilities                        14,942           14,738
                                                 ----------       -----------
      Total current liabilities                    113,380          105,805
Long-term debt                                      15,622           15,827
Deferred income taxes                                2,749            2,688
Other non-current liabilities                       41,278           40,967
                                                 ----------       -----------
      Total liabilities                            173,029          165,287
                                                 ----------       -----------

Minority interest in equity of subsidiaries         10,678            9,708
                                                 ----------       -----------

Shareholders' equity
   Common stock, $1 par value;
    authorized 30,000,000 shares;
    issued (including treasury shares)
    9,664,009 shares                                 9,664            9,664
   Capital in excess of par value                    2,307            2,181
   Retained earnings                               118,546          117,308
   Unearned compensation                              (554)            (621)
   Accumulated other comprehensive loss            (16,851)         (15,406)
                                                 ----------       -----------
                                                   113,112          113,126
   Treasury stock, shares held at
    cost; 2004 - 39,711, 2003 - 54,178                (668)            (774)
                                                 ----------       -----------
      Total shareholders' equity                   112,444          112,352
                                                 ----------       -----------
         Total liabilities and
          shareholders' equity                   $ 296,151        $ 287,347
                                                 ==========       ==========


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

                           Quaker Chemical Corporation
                           ---------------------------
                 Condensed Consolidated Statement of Cash Flows
                 ----------------------------------------------
                       For the three months ended March 31,
                       ------------------------------------
                              (Dollars in thousands)
                              ----------------------

                                                              (Unaudited)
                                                       -------------------------
                                                          2004            2003
                                                       ---------       ---------
Cash flows from operating activities
  Net income                                           $  3,309        $  3,107
  Adjustments to reconcile net income
   to net cash used in operating activities:
    Depreciation                                          1,981           1,646
    Amortization                                            284             215
    Equity in net income of associated companies           (149)            (86)
    Minority interest in earnings of subsidiaries         1,019             751
    Deferred compensation and other, net                    208             241
    Pension and other postretirement benefits               313             317
  Increase (decrease) in cash from changes in
   current assets and current liabilities:
    Accounts receivable                                  (4,316)           (399)
    Inventories                                          (1,867)         (1,389)
    Prepaid expenses and other current assets            (2,768)         (1,342)
    Accounts payable and accrued liabilities                329          (5,927)
    Change in restructuring liabilities                    (290)           (699)
                                                       ---------       ---------
      Net cash used in operating activities            $ (1,947)       $ (3,565)
                                                       ---------       ---------

Cash flows from investing activities
  Capital expenditures                                   (2,347)         (2,113)
  Dividends and distributions from
   associated companies                                     233           1,800
  Other, net                                                (57)            (40)
                                                       ---------       ---------
      Net cash used in investing activities              (2,171)           (353)
                                                       ---------       ---------

Cash flows from financing activities
  Net increase in short-term borrowings                   7,617           3,791
  Repayment of long-term debt                              (160)             (7)
  Dividends paid                                         (2,020)         (1,961)
  Treasury stock issued                                     232              86
  Distributions to minority shareholders                   (245)           (213)
                                                       ---------       ---------
      Net cash provided by financing activities           5,424           1,696
                                                       ---------       ---------

  Effect of exchange rate changes on cash                  (327)            409
    Net increase (decrease) in cash
     and cash equivalents                                   979          (1,813)
    Cash and cash equivalents at beginning of year       21,915          13,857
                                                       ---------       ---------
    Cash and cash equivalents at the end of year       $ 22,894        $ 12,044
                                                       ---------       ---------

SOURCE  Quaker Chemical Corporation
    -0-                             04/29/2004
    /CONTACT: Michael F. Barry, Vice President and Chief Financial Officer, Quaker Chemical Corporation, +1-610-832-8500/
    /Web site:  http://www.quakerchem.com /
    (KWR)

CO:  Quaker Chemical Corporation
ST:  Pennsylvania
IN:  CHM
SU:  ERN ERP CCA MAV